As filed with the Securities and Exchange Commission on March 27, 1996


                                                      Registration No. 333-01777
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------



                                 AMENDMENT NO. 2
                                       TO


                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              --------------------

                             KEY ENERGY GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         ------------------------------
            MARYLAND                                04-2648081
  (STATE OR OTHER JURISDICTION        (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
OF INCORPORATION OR ORGANIZATION)

             255 LIVINGSTON AVENUE, NEW BRUNSWICK, NEW JERSEY 08901
                                 (908) 247-4822
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             -----------------------

                                 FRANCIS D. JOHN
                             Key Energy Group, Inc.
                              255 Livingston Avenue
                         New Brunswick, New Jersey 08901
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                              --------------------

                                    COPY TO:
                             KAREN L. LINSLEY, ESQ.
                            Sullivan & Worcester LLP
                             One Post Office Square
                           Boston, Massachusetts 02109
                                 (617) 338-2800

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by the Selling Securityholders.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, please check the following box. |X|

         The Prospectus contained in this Registration Statement also relates to the Registration Statement on Form S-4 (333-369) (the "Form S-4 Registration Statement") of the Registrant insofar as the Form S-4 Registration Statement relates to the resale of shares of Key Common Stock and Five-Year Key Warrants and the issuance of Key Common Stock upon exercise of the Five-Year Key Warrants. The Prospectus contained in this Registration Statement is not intended in any way to relate to the original issuance of Key Common Stock (other than upon exercise of Warrants) and Warrants under the Form S-4 Registration Statement. The Prospectus contained in this Registration Statement is intended to be a combined prospectus as contemplated by Rule 429 under the Securities Act; the Form S-4 Registration Statement is, accordingly, amended to reflect the resale prospectus contained herein.

                          ---------------------------



                   CALCULATION OF ADDITIONAL REGISTRATION FEE

                                                                Proposed
    Title of Each Class of Securities     Amount to be       Maximum Offering       Proposed Maximum             Amount of
            to be Registered               Registered       Price Per Unit(1)   Aggregate Offering Price     Registration Fee
Common Stock, Par Value $.10 per Share    963,059(2)          $7.344(4)           $7,072,712.60(3)           $2,438.87(3)
Five-Year Warrants to Purchase Common     (2)(5)(6)            (6)                   (6)                       (6)
Stock

(1) Based on the average high and low prices of the Key Common Stock on the American Stock Exchange on March 25, 1996 pursuant to Rule 457(c).
(2) Does not include 3,556,046 shares of Key Common Stock covered by the Form S-4 Registration Statement, including 469,551 shares issuable upon exercise of the Key Five-Year Warrants, as to which a filing fee of $7,510.32 was paid with the filing of the Form S-4 Registration Statement. Also includes 686,000 shares of Key Common Stock covered by the original filing of the Form S-3 Registration Statement filed on March 18, 1996 (the "Original Form S-3") for which a filing fee of $1,485.85 was paid.
(3) The proposed maximum aggregate offering price and registration fee have been calculated only with respect to the 963,059 shares of Key Common Stock for which a filing fee was not paid with the Form S-4 Registration Statement and the Original Form S-3.
(4) The 469,551 shares of Key Common Stock issuable upon exercise of the Five-Year Warrants are included in the calculation of the registration fee of $7,510.32 paid with respect to the Key Common Stock covered by the Form S-4 Registration Statement. No separate offering price is attributable to the Five-Year Warrants.
(5) Pursuant to Rule 416, this Registration Statement also covers any additional shares of Key Common Stock which may become issuable by virtue of the anti-dilution provisions of the Five-Year Warrants.
(6) The shares of Key Common Stock issuable upon exercise of the Five-Year Warrants are included in the calculation of the registration fee of $7,510.32 paid with respect to the Key Common Stock covered by the Form S-4 Registration Statement and the filing fee being paid herewith. No separate offering price is attributable to the Five-Year Warrants.



The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             Key Energy Group, Inc.


           5,205,105 Shares of Common Stock, $.10 Par Value Per Share
                         Five-Year Warrants to Purchase
            569,642 Shares of Common Stock, $.10 Par Value Per Share

     This Prospectus relates to (i) the resale of 4,560,463 shares (the "Resale Shares") of Key Energy Group, Inc. ("Key") of Common Stock, $.10 par value per share (the "Key Common Stock"); (ii) the resale of Five-Year Warrants (the "Resale Warrants") to purchase 569,642 shares of Key Common Stock at any time prior to the fifth anniversary of the date of issue at an exercise price of $6.75 per share; (iii) the issuance of 644,642 shares of Key Common Stock (the "Warrant Shares") upon exercise of the Resale Warrants and upon exercise of a warrant to purchase 75,000 shares of Key Common Stock that was issued by Key to its senior lender in a private placement transaction in January, 1996 (collectively with the Resale Warrants, the "Warrants"); and (iv) the resale of the Warrant Shares. The Resale Shares, the Warrants and the Warrant Shares are referred to herein as the "Securities" and the holders of the Securities are referred to herein as the "Selling Securityholders."



     The Key Common Stock is listed on the American Stock Exchange. On March 22, 1996 the closing price of the Key Common Stock, as reported on the American Stock Exchange was $7 7/16 per share. The Resale Shares have been listed, and the Warrant Shares will be listed, subject to notice of issuance, on the American Stock Exchange.


     The  Securities  may be  sold  from  time  to time  in  public  or  private transactions, through the facilities of the American Stock Exchange or otherwise, and at prevailing market prices or as otherwise determined by the Selling Securityholders, as more fully described under "Plan of Distribution." Key will not receive any of the proceeds from the sale of the Securities by the Selling Securityholders. Key will use the proceeds from the exercise of the Warrants for general corporate purposes.

                             ----------------------

For a discussion of certain factors that should be considered by prospective investors, See "Risk Factors".

   THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.





                 The date of this Prospectus is March 27, 1996.

                              AVAILABLE INFORMATION

     Key has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a registration statement on Form S-3 (together with all exhibits, schedules and amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. Statements in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information concerning Key and the Securities, reference is made to the Registration Statement. Copies of the Registration Statement may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the prescribed fee.

     Key is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. The Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by Key with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511; and New York Regional Office, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Key Common Stock is listed on the American Stock Exchange and its reports and proxy statements and other information concerning Key can be inspected at such exchange.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents, which have been filed with the Commission pursuant to the Exchange Act, are hereby incorporated in this Prospectus and specifically made a part hereof by reference: (i) Key's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1995, as amended by amendment on Form 10-KSB/A dated October 31, 1995, by amendment on Form 10-KSB/A dated January 19, 1996, and by amendment on Form 10-K/A dated March 22, 1996; (ii) Key's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1995 and December 31, 1995; (iii) the description of the Key Common Stock contained in Key's Form 8-A filed on May 21, 1981, as amended on January 27, 1986 and October 19, 1989; and (iv) Key's current report on Form 8-K dated March 28, 1996. All other documents filed by Key pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


     Key will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this
Prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be made to Key at its principal executive offices, 255 Livingston Avenue, New Brunswick, New Jersey 08901, telephone number (908) 247-4822.

                                 USE OF PROCEEDS

     Key will receive no proceeds from the sale of Securities by the Selling Securityholders. Key will utilize the proceeds from the exercise of the Warrants for general corporate purposes.

                                   THE COMPANY

     Key is a holding company with diversified energy operations in the Permian Basin area of West Texas and New Mexico. Through three operating entities, each of which is a wholly-owned subsidiary, Key (a) operates oil field services activities primarily in the Permian Basin area of West Texas for both major and independent oil companies (Yale E. Key, Inc.), (b) owns and operates interests in various oil and gas properties in West Texas (Odessa Exploration Incorporated), and (c) drills oil and gas wells in West Texas (Key Energy Drilling, Inc., d/b/a Clint Hurt Drilling).

     In March, 1996, Key completed its acquisition (in the form of a merger) of the assets and operations of WellTech, Inc. ("WellTech"). As a result of the merger, Key has expanded its operations into Oklahoma, Michigan, Pennsylvania and West Virginia, and conducts the following businesses formerly operated by
WellTech: (i) workover rig services, including completion of new wells, maintenance and recompletion of existing walls (including horizontal recompletions) and plugging and abandonment of wells at the end of their useful lives; (ii) oil field liquid transportation, storage and disposal services, including vacuum truck services, frac tank rental and salt water injection; and
(iii) other services including pipeline installation and testing, slick line wireline services, fishing and rental tool services and general oil field roustabout services. In addition to its domestic operations, Key acquired WellTech's well servicing equipment and operations in Argentina.

     Key was incorporated in the State of Maryland in 1977. Key's principal offices are located at 255 Livingston Avenue, New Brunswick, New Jersey 08901, and its telephone number is (908) 247-4822.

                                  RISK FACTORS

     Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995. Key desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Statements made herein and in documents incorporated herein by reference, other than statements of historical fact, are "forward-looking statements." Key wishes to caution prospective investors that the following important factors, among others, may have affected and could in the future affect Key's actual results and could cause Key's actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of Key:

     - Occurrences affecting the need for, timing and extent of Key's capital expenditures or affecting Key's ability to obtain funds from operations, borrowings or investments to finance needed capital expenditures;

     - Key's ability successfully to identify and finance oil and gas property acquisitions and its ability successfully to operate existing and any subsequently acquired properties;

     - The availability of adequate funds under the new credit facility to fund operations for the foreseeable future, or if such funds are inadequate, the ability of Key to obtain new or additional financing or to generate adequate funds from operations;

     - Key's ability to enter into and retain profitable oil field servicing and drilling contracts with customers which make timely payments for such services;

     - The demand for oil field services, drilling services and for oil and gas, and the supply of and demand for drilling and servicing rigs, all of which are subject to fluctuations which could adversely affect Key's operations;

     - The amount and rate of growth in Key's general and administrative expenses, including, but not limited to, the costs of integrating WellTech's operations into Key assuming consummation of the Merger;

     - The effect of changes in regulations, including environmental regulations with which Key must comply, the cost of such compliance and the potentially material adverse effects if Key were not in substantial compliance either currently or in the future;

     - Key's relationship with its employees and the potential adverse effect if labor disputes or grievances were to occur;

     -    The costs  and other  effects  of legal and  administrative  cases and
          proceedings   and/or   settlements,   including  but  not  limited  to
          environmental and workers compensation cases;

     - The effect of changes in accounting policies and practices or of changes in Key's organization, compensation and benefit plans, or of changes in Key's material agreements or understandings with third parties.

     In addition, prospective investors should consider the following risk factors:

     Substantial Leverage and History of Losses. Key, as the surviving company in the merger with WellTech, is highly leveraged due to the substantial indebtedness Key and WellTech incurred over time, primarily to finance acquisitions and capital expenditures, expand operations and, in the case of WellTech, to finance operating losses. Immediately after the merger, Key's aggregate debt was approximately $35 million. Key may incur additional indebtedness to make investments, acquisitions and capital expenditures in the future. Key anticipates that it will continue to have substantial indebtedness for the foreseeable future.

     WellTech had operating losses in each of the five years ended December 31, 1994 but had operating income for the nine months ended September 30, 1995. Prior to the merger WellTech was in violation of certain restrictive covenants in its loan agreement with its principal lender which necessitated obtaining waivers from that lender. There can be no assurance that the operations of Key will not be adversely affected by the same factors that contributed to WellTech's operating losses.

     In recent years, cash generated from Key's operating activities in conjunction with borrowings and proceeds from private equity issuances has been sufficient to meet its debt service and acquisition, investment and capital expenditure requirements. Key believes that cash generated from operating activities, together with borrowings from existing and future credit facilities and proceeds from future equity issuances, will be sufficient to meet its future debt service requirements and to make anticipated acquisitions, investments and capital expenditures. However, there can be no assurance in this regard or that the terms available for such financing would be favorable to Key or that any such future equity issuance would be at a price per share equal to or greater than the current market price. Any such future equity financing would dilute the interests of current stockholders of Key.

     Potential Obstacles to Integration of WellTech Operations. The success of Key will be dependent partially upon Key's ability to integrate the former management and operations of WellTech into its ongoing management and operations. Obstacles to such integration may arise, and some of those obstacles could adversely affect Key's ongoing operations and performance. There can be no assurance that Key will be able effectively to integrate its management and operations with those of WellTech or that administrative and operational efficiencies resulting from the merger can be attained.

     Customer Response to the Merger with WellTech. Management of Key believes that Key will be able to provide its customers with a broader array of products and an increased ability to service customer needs as a result of the merger with WellTech. However, there can be no assurance that Key customers and former WellTech customers will respond favorably to the merger. An unfavorable customer response to the merger could have an adverse effect upon the ongoing operations of Key.

     Securities Eligible for Future Sale. There are 10,413,513 shares of Key Common Stock outstanding, all but 155,000 of which are freely tradeable without restriction or registration under the Securities Act, although sales of shares held by "affiliates" of Key are subject to volume and other limitations imposed by Rule 144 under the Securities Act. The Selling Securityholders hold approximately 38.3% of the outstanding Key Common Stock.

     No predictions can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price for Key Common Stock prevailing from time to time. Sales of substantial amounts of Key Common Stock in the public market could adversely affect the market price of Key Common Stock.

     Possible Volatility of Stock Price. Key Common Stock is traded on the American Stock Exchange. The closing price of Key Common Stock on March 22, 1996 was $7 7/16. The volume of transactions in Key Common Stock has varied from time to time, although it has, for the most part, been limited. The Resale Warrants are a new issue, and there exists no trading market for them. The Resale Warrants have not been listed on the American Stock Exchange. In addition, the stock market in recent years has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of a specific company. These fluctuations could adversely affect the market price of Key Common Stock.

     No Intention to Pay Dividends. Key has no intention to pay cash dividends on Key Common Stock in the foreseeable future. In addition, under the terms of its existing indebtedness, Key is prohibited from paying cash dividends on the Key Common Stock.

     Regulation and Competition in the Well Servicing Industry. Oil field service operations, oil and gas production activities and oil and natural gas drilling are subject to various local, state and federal laws and regulations intended, among other things, to protect the environment. Key competes with many national and local independent companies, many of which have financial and other resources greatly in excess of those available to Key.

     International Investments. WellTech made investments in foreign countries (Russia and Argentina) and Key as its successor will have investments in Argentina and may make additional investments in these and other foreign countries and in companies located or with significant operations outside the United States. Such investments are subject to risks and uncertainties relating to the indigenous political, social and economic structures of those countries. Risks specifically related to investments in foreign companies may include risks of fluctuations in currency valuation, expropriation, confiscatory taxation and nationalization, currency conversion restrictions, increased regulation and approval requirements and governmental policies limiting returns to foreign investors. WellTech's contract in Russia was not renewed upon its expiration in November, 1995.

     Anti-Takeover Effect of Certain Provisions of Key's Articles and By-Laws. Certain provisions of Key Articles of Amendment and Restatement (the "Key Charter") and Key By-Laws could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding capital stock of Key and could make it more difficult to consummate certain types of transactions involving an actual or potential change in control of Key, such as a merger, tender offer or proxy contest. The most significant of these is the ability of the Board of Directors to issue, without stockholder approval, preferred stock containing class voting rights, provided, however, that the Board of Directors may not classify or reclassify shares to create any class of stock which (i) has more than one vote per share, (ii) is issued in connection with any shareholder rights plan, "poison pill" or other anti-takeover measure, or (iii) is issued for less than fair consideration, as determined in good faith by the Board of Directors.

                             SELLING SECURITYHOLDERS

     The following table provides certain information with respect to the Securities owned by the Selling Securityholders:

                         Key Common Stock       Key Common Stock
Name of                  Owned Prior to         Owned After             Warrants Owned         Warrants Owned
Securityholder           Re-Offering(1)         Re-Offering(2)          Prior to Re-Offering   After Re-Offering(2)
Fidelity Puritan Trust:       573,000                   -0-                      -0-                    -0-
  Fidelity Low-Priced
  Stock Fund

Fidelity Advisor Series V:     38,000                   -0-                      -0-                    -0-
  Fidelity Advisor Global
  Resources Fund


Belmont Capital               2,661,524                 -0-                   351,436                   -0-
  Partners II, L.P.


Belmont Fund, L.P.            380,217                   -0-                    50,205                   -0-


Fidelity Capital and          514,305                   -0-                    67,910                   -0-
  Income Fund


CIT Group/Credit              75,000(3)                 -0-                      -0-                    -0-
  Finance

W. Philip Marcum              55,072                    -0-                      -0-                    -0-

Kevin P. Collins              55,072                    -0-                      -0-                    -0-

Douglas B. Thompson           65,000                    -0-                      -0-                    -0-

George Konomos                11,205                    -0-                      -0-                    -0-

Neptune Partners--1989A,
  L.P.                       261,347                    -0-                    33,679                   -0-

Neptune 1989 Investors
 Limited                     171,135                    -0-                    22,053                   -0-

Neptune 1989C Offshore
  Investors Limited          183,261                    -0-                    23,616                   -0-

Discovery Fund I-90          160,967                    -0-                    20,743                   -0-

------------

(1) Includes 644,642 shares of Key Common Stock issuable upon exercise of the Warrants.
(2) Assumes that the Selling Securityholders dispose of all of the Securities and do not acquire additional Securities.
(3)   Issuable upon exercise of the warrant held by it.


                              PLAN OF DISTRIBUTION

         The Selling Securityholders may sell Securities directly to purchasers as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) or (i) on any exchange or in the over-the-counter market,
(ii) in transactions otherwise than in the over-the-counter market or (iii) through the writing of options (whether such options are listed on an options exchange or otherwise) on, or settlement of short sales of, the Securities. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the Selling Securityholder or by agreement between the Selling Securityholder and underwriters, brokers, dealers or agents, or purchasers. If the Selling Securityholders effect such transactions by selling Securities to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or commissions from purchasers of Securities for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Securityholders and any brokers, dealers or agents that participate in the distribution of the Securities may be deemed to be underwriters, an any profit on the sale of Securities by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         To the extent not described herein and as otherwise required by law, the specific amount of Securities being offered or sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer or sale will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part.

         Under the securities laws of certain states, the Securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Securities may not be sold unless the Securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

        Key will pay all of the expenses incident to the registration, offering and sale of the Securities other than commissions, fees and discounts of underwriters, brokers, dealers and agents. Key has agreed to indemnify the Selling Securityholders and any underwriters against certain liabilities, including liabilities under the Securities Act. Key will not receive any of the proceeds from the sale of any of the Securities by the Selling Securityholders.

                            DESCRIPTION OF SECURITIES

     Key Common Stock. Key is currently authorized to issue 25,000,000 shares of Key Common Stock, of which an aggregate of 10,413,513 shares are issued and outstanding. The outstanding shares of Key Common Stock are fully paid and nonassessable. Each share is entitled to one vote in the election of directors and other corporate matters. The holders of Key Common Stock do not have cumulative voting rights, which means that the holders of a majority of the votes entitled to be cast by holders of the outstanding Key Common Stock are able to elect all directors of Key. Key Common Stock has no redemption provisions and the holders thereof have no preemptive rights. The holders of Key Common Stock are entitled to receive dividends in such amounts as may be declared by the Board of Directors, as permitted by applicable law, and upon liquidation, dissolution, or winding up of Key, subject to the rights of any preferred stock then outstanding, the holders of Key Common Stock are entitled to share ratably in the assets of Key, according to the number of shares they hold. The Key Common Stock is listed on the American Stock Exchange.

     Resale Warrants. In the merger with WellTech, Key issued Resale Warrants to the Selling Securityholders to purchase an aggregate of 469,551 shares of Key Common Stock at an exercise price of $6.75 per share.

         Exercise of Resale Warrant. A Resale Warrant is exercisable in full or in part at any time during a five-year period from the date of issue. If a Resale Warrant is exercised in respect of fewer than the full number of shares issuable, a new Resale Warrant shall be issued providing for the difference. Key does not have to issue fractional shares upon the exercise of a Resale Warrant and may substitute cash in lieu of fractional shares.

         Dividends. If Key declares a dividend (other than Key Common Stock) or makes a distribution of property, cash, securities or options (other than Key Common Stock) the holder of a Resale Warrant shall receive the dividend or distribution as if such holder had exercised the Resale Warrant.

         Adjustment of Exercise Price. The exercise price will be adjusted if Key changes the number of outstanding shares by declaring a stock dividend, subdividing, combining or reclassifying the outstanding shares. The exercise price will be multiplied by the number of shares of Key Common Stock outstanding before the transaction, then divided by the number of shares of Key Common Stock outstanding after the transaction. In the event that Key issues options, warrants or convertible securities to its stockholders which enable the holder to purchase Key Common Stock for less than Market Price (as defined in the Resale Warrants), the exercise price shall be multiplied by the number of shares of Key Common Stock outstanding before the transaction plus the number of shares which could be purchased at Market Price with the aggregate offering price. That figure is then divided by the number of shares of Key Common Stock outstanding plus the number of shares offered for purchase in the transaction. If Key proposes to make a distribution of (i) any class of stock other than Key Common Stock, (ii) debt, (iii) certain assets or (iv) rights, options, warrants or convertible securities which are not covered by the above scenarios, the exercise price shall be multiplied by a fraction, the numerator of which will be the number of shares of Key Common Stock outstanding on the record date multiplied by the Market Price less the aggregate fair market value (as determined by the Board of Directors) of the assets or securities being distributed and the denominator of which will be the number of shares of Key Common Stock outstanding before the transaction multiplied by the market price per share. The Market Price on any given date shall be the average of the daily closing price of the Key Common Stock for 20 trading days prior to the date. No adjustment to the exercise price must be made unless it will result in at least a 1% change in the exercise price. Transactions which do not meet this threshold carry over and count toward future transactions. Reorganizations or mergers will not affect the validity of the Resale Warrant, but the Board of Directors may adjust the application of the above-mentioned provisions.

     Voting and Information Rights. A holder of a Resale Warrant is not entitled to vote or to consent as a stockholder in respect of any stockholder meeting. Key must furnish the Resale Warrant holder with copies of all financial statements, reports, notices and proxy statements as they become available.

     Notice of Certain Actions. In the event Key (i) declares any dividend payable in stock or makes a distribution other than cash to the holders of Key Common Stock, (ii) offers to the holders of Key Common Stock the right to subscribe for or purchase any shares of any class of stock or any other rights or options or (iii) effects any reclassification of its Key Common Stock, capital reorganization, consolidation or merger, sale, transfer or other disposition  of  all  or  substantially  all  of  its  assets,  or  liquidation, dissolution or winding up of the corporation, it will serve a notice of such proposed action to the holders of the Resale Warrants. Such notice shall specify the record date for determining eligibility to receive a dividend or distribution, the date on which any action described in (iii) shall take place, and the date as of which it is expected that the holders of record of Key Common Stock shall be entitled to receive securities or other property deliverable upon such action.

     Transfers. A Resale Warrant may be transferred by surrendering it and submitting a written instrument of transfer, duly executed by the registered holder. Another Resale Warrant shall be issued to the transferee and the surrendered Resale Warrant shall be canceled. If a transfer is not made pursuant to an effective registration statement under the Securities Act, Key may request that the Resale Warrant holder deliver a legal opinion that the Resale Warrant may be sold publicly without registration under the Securities Act, an investment covenant signed by the proposed transferee, an agreement by such transferee to adhere to the restrictive investment covenant on the face of the Resale Warrant and an agreement to be bound by the terms of the Resale Warrant.

     Amendment. A Resale Warrant may not be amended or modified except by a written instrument signed by Key and the holder of the Resale Warrant.

                                  LEGAL MATTERS


         Certain legal matters relating to the validity of the Securities have been passed upon by Sullivan & Worcester LLP, which has relied as to all matters of Maryland law on the opinion of Piper & Marbury L.L.P.


                                     EXPERTS

         The consolidated financial statements of Key and subsidiaries incorporated in this Prospectus by reference have been so incorporated in reliance upon the reports of KPMG Peat Marwick LLP and Coopers & Lybrand, L.L.P., independent certified public accountants, given the authority of said firms as experts in accounting and auditing.


         The consolidated financial statements of WellTech and subsidiaries incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

         No dealer, sales person or other individual has been authorized to give any information or make any representations not contained in the Prospectus in connection with the offering covered by this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by Key or the Selling Securityholders. This Prospectus does not constitute and offer to sell or a solicitation of an offer to buy, any securities other than the registered securities to which it relates in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus or any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of Key since the date hereof.


                TABLE OF CONTENTS


                                            Page

Available Information...................... 2
Incorporation of Certain Documents
     by Reference.......................... 2
Use of Proceeds............................ 2
The Company................................ 3
Risk Factors............................... 3
Selling Securityholders.................... 6
Plan of Distribution....................... 7
Description of Securities.................. 7
Legal Matters.............................. 9
Experts.................................... 9




                                              KEY ENERGY GROUP, INC.



                                                5,205,105 Shares of
                                                   Common Stock,
                                             $.10 Par Value Per Share

                                                Five-Year Warrants
                                                   to Purchase
                                                 569,642 Shares of
                                                   Common Stock,
                                             $.10 Par Value Per Share


                                               ---------------------

                                                    PROSPECTUS
                                               ---------------------



                                                 March 27, 1996

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below is an estimate of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the Securities registered hereby, other than underwriting discounts and commissions.


    Registration Fee Under Securities Act......................      $ 3,924.72
    Blue Sky Fees and Expenses.................................        5,000.00
    Legal Fees.................................................        5,000.00
    Accounting Fees............................................        2,500.00
    Printing and Engraving.....................................          500.00
    Miscellaneous Fees.................................. ......        2,000.00
                                                                    -----------

            Total...............................................     $18,924.72



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 2-418 of the Maryland General Corporation Law provides that a corporation may indemnify any director made a party to any proceeding against judgments, penalties, fines, settlements and reasonable expenses, unless it is established that (i) the act or omission of the directors was material to the matter giving rise to the proceeding, and was committed in bad faith or was a result of deliberate dishonesty, (ii) director actually received an improper personal benefit or (iii) in a criminal proceeding, director had reasonable cause to believe the act or omission was unlawful. A director may not be indemnified in any proceeding charging improper personal benefit, if director was adjudged to be liable and, in a derivative action, there shall not be indemnification if the director has been adjudged liable to the corporation. A director or officer of a corporation who has been successful in the defense of any proceeding shall be indemnified against reasonable costs incurred in such defense. Indemnification may not be made unless authorized pursuant to a determination that the director has met the requisite standard of conduct.

     Article Seventh of the Key Charter provides that Key shall indemnify (i) its directors and officers, whether serving Key or at its request any other entity, to the full extent required or permitted by the Maryland Law, including the advance of expenses under the procedures and to the full extent permitted by law and (ii) other employees and agents to such extent as shall be authorized by the Board of Directors or Key's By-Laws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by Maryland Law. Furthermore, no director or officer of Key shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, except to the extent that exculpation from liability is not permitted under Maryland Law as in effect when such breach occurred. No amendment of the Key Charter or repeal of any of its provisions shall limit or eliminate the limitations on liability provided to directors and officers with respect to acts or omissions occurring prior to such amendment or repeal.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit No.                                 Item                                    Exhibit
     4.1          Form of Common Stock Purchase Warrant         Incorporated by reference to Exhibit 4.1
                  to Purchase shares of Key Common Stock        of Amendment No. 1 to Key's
                  issued to the WellTech Shareholders           Registration Statement on Form S-4
                                                                filed with the Commission on
                                                                March 1, 1996 (No. 333-369)

     4.2          Form of Registration Rights Agreement         Incorporated by Reference to
                  between Key and Certain Holders of Key        Exhibit 4.3 of Key's Registration
                  Common Stock                                  Statement on Form S-4 filed with
                                                                the Commission on January 23, 1996
                                                                (No. 333-369)

     4.3          Registration Rights Agreement dated as of     Incorporated by reference to Exhibit 4.6
                  January 19, 1996 between Key and CIT          of Amendment No. 2 to Key's
                                                                Registration Statement on S-4 filed with
                                                                the Commission on March 8, 1996
                                                                (333-369)

     5.1          Opinion of Sullivan & Worcester LLP           Filed herewith as Exhibit 5.1

     5.2          Opinion of Piper & Marbury L.L.P.             Filed herewith as Exhibit 5.2

    23.1          Consent of Sullivan & Worcester LLP           Included in Exhibit 5.1 filed herewith

    23.2          Consent of Piper & Marbury L.L.P.             Included in Exhibit 5.2 filed herewith

    23.3          Consent of KPMG Peat Marwick LLP              Filed as Exhibit 23.3 to the initial filing
                                                                of this Registration Statement


    23.4          Consent of Coopers & Lybrand, L.L.P.          Filed as Exhibit 23.4 to Amendment No. 1
                                                                to this Registration Statement

    23.5          Consent of Arthur Andersen LLP                Filed as Exhibit 23.5 to Amendment No. 1
                                                                to this Registration Statement



     25           Power of Attorney                             Page II-4 of the initial filing of this
                                                                Registration Statement




ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof. (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, Key Energy Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Brunswick, State of New Jersey on March 27, 1996.


                                            KEY ENERGY GROUP, INC.


                                            By: /s/Francis D. John
                                                Francis D. John, President


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated .


     Witness our hands and seals on the dates set forth below.

     Signatures                    Title                         Date


By: /s/Francis D. John             President, Chief Executive    March 27, 1996
    Francis D. John                Officer, Chief Financial
                                   Officer and Director

By: /s/William S. Manly*           Director                      March 27, 1996
    William S. Manly

By: /s/Morton Wolkowitz*           Director                      March 27, 1996
    Morton Wolkowitz

By: /s/Van D. Greenfield*          Director                      March 27, 1996
    Van D. Greenfield

By: /s/D. Kirk Edwards*            Director                      March 27, 1996
    D. Kirk Edwards

By: /s/Danny R. Evatt*             Chief Accounting Officer      March 27, 1996
    Danny R. Evatt                 and Treasurer



*By: /s/Francis D. John
       Francis D. John
       Attorney-in-Fact